UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 4, 2010
Date of Report (Date of Earliest Event Reported)

Hutchinson Technology Incorporated
(Exact name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840
(State or other jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota, 55350
(Address of principal executive offices)

(320) 587-3797
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)      On March 4, 2010, Hutchinson Technology Incorporated (the "Company") announced that Steven L. Polacek has been appointed Senior Vice President and Chief Financial Officer of the Company effective March 8, 2010. Upon the effectiveness of Mr. Polacek's appointment, the Company's current Chief Financial Officer, John A. Ingleman, will assume the role of Senior Vice President of Administration. A copy of the press release announcing Mr. Polacek's appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

     Mr. Polacek, 50 years old, most recently served as senior vice president, chief administrative officer and chief financial officer of Opus Corporation, a privately-owned holding company that oversaw the operations of the Opus Group of full-service real estate development companies, from September 2005 to October 2009. Prior to joining Opus, Mr. Polacek was a partner in the Minneapolis office of Deloitte & Touche LLP from 2002 to 2005, and was managing partner of the Minneapolis office of Arthur Andersen LLP from 1995 to 2002. He is a member of the board of directors of C.H. Robinson Worldwide, Inc.

     In connection with his appointment, the Company's Board of Directors and Compensation Committee determined that Mr. Polacek will receive an annual base salary of $350,000, will have a target annual cash incentive of 50% of base salary under the Company's annual incentive program, will receive a stock option award covering 52,500 shares under the Company's 1996 Incentive Plan, and will participate in the Company's benefit programs and severance pay plan on a basis corresponding to that of the Company's other senior executives.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibit 99.1 - Press Release dated March 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hutchinson Technology Incorporated

Date: March 4, 2010	/s/ WAYNE M. FORTUN
Wayne M. Fortun
President and Chief Executive Officer